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



                           THE SPORTS AUTHORITY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                   39 WEEKS ENDED  39 WEEKS ENDED
                 COMPANY                           1991       1992      1993      1994      1995    OCTOBER 1995    OCTOBER 1996
---------------------------------------------   --------   --------   -------   -------   -------  --------------  --------------
1)  Income before Income Taxes                    3,208     10,031    20,908    29,839    37,390        16,029         20,856

    Add:

2)  Interest Expenses                               128        141        13       318       820           365          1,536

3)  Amortization of Deferred Financing Costs          0          0         0         0       177           100            246

4)  Interest Component of Rent Expense            3,365      5,788     9,581    14,221    18,715        13,348         16,742
                                                --------   --------   -------   -------   -------      --------       --------

5)  Total                                         6,701     15,960    30,502    44,378    57,102        29,842         39,380

    Divided by:

6)  Fixed charges (2+3+4)                         3,493      5,929     9,594    14,539    19,712        13,813        18,524
                                                --------   --------   -------   -------   -------      --------       --------

7)  Ratio of Earnings to Fixed Charges             1.92       2.69      3.18      3.05      2.90          2.16          2.13
                                                ========   ========   =======   =======   =======      ========       ========

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